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JUNE 15, 2001
NEWS RELEASE 01-087
INVS. NOS. 701-TA-364 AND 731-TA-711 AND 713-716 (REVIEW)

                ITC MAKES DETERMINATIONS IN FIVE-YEAR (SUNSET)
                    REVIEWS CONCERNING OIL COUNTRY TUBULAR
                GOODS FROM ARGENTINA, ITALY, JAPAN, KOREA, AND
                                    MEXICO

The U.S. International Trade Commission (ITC) today made its determinations in its five-year (sunset) reviews concerning oil country tubular goods (OCTG) from Argentina, Italy, Japan, Korea, and Mexico.

The Commission found two like products in these reviews -- drill pipe and OCTG other than drill pipe. With respect to drill pipe from Japan, the Commission determined that revoking the existing antidumping order would be likely to lead to continuation or recurrence of material injury within a reasonably foreseeable time. Chairman Stephen Koplan and Commissioners Lynn
M. Bragg, Marcia E. Miller, Jennifer A. Hillman, and Dennis M. Devaney voted in the affirmative; Vice Chairman Deanna Tanner Okun voted in the negative.

With respect to drill pipe from Argentina and Mexico, the Commission determined that revoking the existing antidumping orders would not be likely to lead to continuation or recurrence of material injury within a reasonably foreseeable time. Chairman Koplan, Vice Chairman Okun, and Commissioners Miller and Hillman voted in the negative; Commissioners Bragg and Devaney voted in the affirmative.

With respect to OCTG other than drill pipe, the Commission determined that revoking the existing antidumping orders on imports of these products from Argentina, Italy, Japan, Korea, and Mexico, as well as the existing countervailing duty order on imports of these products from Italy, would be likely to lead to continuation or recurrence of material injury within a reasonably foreseeable time. All six Commissioners voted in the affirmative with respect to all countries.

As a result of the Commission's determinations, the exisiting antidumping orders on imports of drill pipe from Japan and OCTG other than drill pipe from Argentina, Italy, Japan, Korea, and Mexico will remain in place. The existing countervailing duty order on imports of OCTG other than drill pipe from Italy also will remain in place. The existing antidumping orders on imports of drill pipe from Argentina and Mexico will be revoked.

Today's action comes under the five-year (sunset) review process required by the Uruguay Round Agreements Act. See the attached page for background on these five-year (sunset) reviews.

The Commission's public report OIL COUNTRY TUBULAR GOODS FROM ARGENTINA, ITALY, JAPAN, KOREA, AND MEXICO (Invs. Nos. 701-TA-364 and 731-TA-711 and 713-716 (Review), USITC Publication 3434, June 2001) will contain the views of the Commission and information developed during the reviews.

Copies may be requested after July 19, 2001, by calling 202-205-1809 or by contacting the Office of the Secretary, U.S. International Trade Commission, 500 E Street SW, Washington, DC 20436. Requests may be made by fax at 202-205-2104.

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BACKGROUND

The Uruguay Round Agreements Act requires the Department of Commerce to revoke an antidumping or countervailing duty order, or terminate a suspension agreement, after five years unless the Department of Commerce and the ITC determine that revoking the order or terminating the suspension agreement would be likely to lead to continuation or recurrence of dumping or subsidies (Commerce) and of material injury (ITC) within a reasonably foreseeable time.

The Commission's institution notice in five-year reviews requests that interested parties file responses with the Commission concerning the likely effects of revoking the order under review as well as other information. Generally within 95 days from institution, the Commission will determine whether the responses it has received reflect an adequate or inadequate level of interest in a full review. If responses to the ITC's notice of institution are adequate, or if other circumstances warrant a full review, the Commission conducts a full review, which includes a public hearing and issuance of questionnaires.

The Commission generally does not hold a hearing or conduct further investigative activities in expedited reviews. Commissioners base their injury determination in expedited reviews on the facts available, including the Commission's prior injury determination, responses received to its notice of institution, data collected by staff in connection with the review, and information provided by the Department of Commerce.

The five-year (sunset) reviews concerning OIL COUNTRY TUBULAR GOODS FROM ARGENTINA, ITALY, JAPAN, KOREA, AND MEXICO were instituted on July 3, 2000.

On October 5, 2000, the Commission voted to conduct full reviews. With respect to Argentina, Italy, Korea, and Mexico, Chairman Stephen Koplan, Vice Chairman Deanna Tanner Okun, and Commissioners Lynn M. Bragg, Marcia E. Miller, Jennifer A. Hillman, and Thelma J. Askey concluded that the domestic and the respondent group responses were adequate and voted for full reviews. With respect to Japan, all six Commissioners concluded that the domestic group responses were adequate and that the respondent group response was inadequate, but that circumstances warranted a full review.

Information concerning the Commission's vote to conduct full reviews was published in the FEDERAL REGISTER on October 25, 2000. That notice and a record of the Commission's votes are posted on the ITC's Internet site at www.usitc.gov (under "Investigations"/"Five-Year (Sunset) Reviews"/"Oil Country Tubular Goods from Argentina," "Oil Country Tubular Goods from Italy
(CVD)," "Oil Country Tubular Goods from Italy (AD)," "Oil Country Tubular Goods from Japan," "Oil Country Tubular Goods from Korea," and "Oil Country Tubular Goods from Mexico").

In addition, a record of the Commission's votes is available from the Office of the Secretary, U.S. International Trade Commission, 500 E Street SW, Washington, DC 20436. Requests may be made by telephone by calling 202-205-1802.

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